Exhibit 99.1
Bright Horizons Family Solutions Reports Third Quarter of 2020 Financial Results
WATERTOWN, MA - (Business Wire - November 5, 2020) - Bright Horizons Family Solutions® Inc. (NYSE: BFAM), a leading provider of high-quality education and care solutions designed to help employers support employees across life and career stages, today announced financial results for the third quarter of 2020 and provided an update on the status of current operations resulting from the COVID-19 pandemic.
Third Quarter 2020 Highlights (compared to third quarter 2019):
•Revenue of $338 million (decrease of 34%)
•Loss from operations of $6 million, compared to income from operations of $63 million
•Net loss of $7 million and diluted loss per common share of $0.11
Non-GAAP measures
•Adjusted loss from operations* of $3 million, compared to adjusted income from operations of $63 million
•Adjusted EBITDA* of $30 million (decrease of 68%)
•Adjusted net income* of $1 million and diluted adjusted earnings per common share* of $0.02 (decreases of 98%)
“I am really pleased with the great progress we made in the quarter to re-open our centers and continue to partner with employers and working families who need our services now more than ever,” said Stephen Kramer, Chief Executive Officer. “We are excited to have nearly 90% of our centers open and tens of thousands of children re-enrolled in our high quality care and education programs. Our success in re-opening centers and re-enrolling families is underpinned by our commitment to providing a safe and nurturing environment for children to learn and our resolve as an organization to respond quickly during these challenging times to meet the needs of clients and families.”
“2020 has been an incredibly difficult year for working parents juggling the demands of work and family,” Kramer continued. “The need for additional supports has never been greater and it has been very encouraging to see so many of our clients investing in solutions to help their employees. The events over the last several months have clearly highlighted that child care is critical to the country’s economic recovery and stability and we are proud to partner with so many leading employers to help parents get back to work while their children receive high quality care and education.”
COVID-19 Response Update
As we previously disclosed, the COVID-19 pandemic has substantially disrupted Bright Horizons’ global operations. In mid-March 2020, in response to the growing challenges presented by COVID-19, we began the temporary closure of a significant number of our centers, while continuing to operate critical health care client and “hub” centers to provide care and support services to the children whose parents work on the front lines of the response. Countries and local jurisdictions have since lifted certain restrictions, and we have re-opened a significant number of our temporarily closed centers. As of September 30, 2020, approximately 900 of our child care centers were open, out of a total of 1,026 centers we operate. Our centers are operating with specific COVID-19 protocols in place to protect the health and safety of the children, families and staff, including social distancing procedures for pick-up and drop-off, daily health checks, the use of face masks by our staff, limited group sizes, and enhanced hygiene and cleaning practices. We are focused on the re-enrollment and ramping of our centers, while also continuing the phased re-opening of centers that remain temporarily closed, which we expect to continue through the remainder of 2020, and into 2021. As this is a continuously changing environment, we cannot anticipate how long it will take for re-opened centers to reach typical enrollment levels and there is no assurance that centers currently open will continue to operate. Additionally, as we continue to analyze the current environment, we may decide to not re-open certain centers in locations where demand and economic trends have shifted. Below is an update on the status of our operations and the actions we have taken in response to COVID-19.
North America: As of September 30, 2020, we had approximately 540 open centers in the United States, and approximately 120 centers remained temporarily closed. During the three months ended September 30, 2020, we re-opened approximately 325 centers and opened 3 new centers, as well as permanently closed approximately 50 locations where demand and economics had shifted, including the divestiture of our two centers in Canada. We are working with client partners and continuing to assess demand in order to determine the timing and cadence of re-opening our remaining temporarily closed centers.
United Kingdom: As of September 30, 2020, we had approximately 300 open centers in the United Kingdom, and 4 centers remained closed. During the three months ended September 30, 2020, we re-opened approximately 165 centers, opened one new center, and permanently closed 6 locations where demand and economics had shifted.
Netherlands: We opened one new center during the quarter and were operating a total of 62 centers in the Netherlands as of September 30, 2020. Centers have remained operational throughout the pandemic under the Dutch government mandate that required nurseries to remain open to serve the children of parents who work in vital professions, such as health care or emergency services, and are currently open to all families.
Back-up Care and Educational Advisory: Our other primary service offerings — Back-up Care and Educational Advisory — have remained fully operational for our clients and their employees. In response to the acute need for child care support during this pandemic, we expanded Back-Up Care services to support the needs of families affected by other child care and/or school closures, primarily through in-home and self-sourced reimbursed care. As businesses and families adapt to changing conditions, we have seen our Back-up Care services shift towards the more traditional in-center and in-home service delivery, while the temporary use of self-sourced reimbursed care decreased significantly during the third quarter.
Balance Sheet and Liquidity
Bright Horizons has a strong balance sheet, with $365 million of cash and cash equivalents and an undrawn $400 million multi-currency revolving credit facility at September 30, 2020. For the nine months ended September 30, 2020, we generated $169.9 million of cash from operations, compared to $272.4 million in 2019, and made modest investments in fixed assets and acquisitions of $48.5 million, compared to $126.9 million in the prior year.
Third Quarter 2020 Results
Revenue decreased $173.7 million, or 34%, in the third quarter of 2020 from the third quarter of 2019. The decrease in revenue is related to the temporary closure of our child care centers as a result of the COVID-19 pandemic and the reduced enrollment in the centers that we have re-opened, partially offset by contributions from our back-up care and educational advisory services. Approximately 900 child care centers were open by the end of the quarter, a decrease of 17% when compared to 1,083 during the same period in the prior year.
Loss from operations was $5.9 million for the third quarter of 2020 compared to income from operations of $62.6 million in the same 2019 period. The decrease in income from operations reflects reduced gross profit contributions in the full service center-based child care segment arising from lower enrollment as centers re-ramp, the temporary and permanent closure of centers, and the related impairment charges on long-lived assets and center closing costs of $2.4 million, partially offset by incremental contributions from our back-up care and educational advisory services on expanded sales and increased utilization. We had a net loss of $6.7 million for the third quarter of 2020 compared to net income of $41.3 million in the same 2019 period, a decrease of $48.0 million, or 116%, due to the decrease in income from operations, partially offset by a lower effective tax rate. Diluted loss per common share was $0.11 for the third quarter of 2020 compared to diluted earnings per common share of $0.69 in the same 2019 period.
In the third quarter of 2020, adjusted EBITDA* decreased $64.6 million from the third quarter of 2019, or 68%, to $30.1 million, and adjusted income from operations* decreased $65.7 million, or 105%, to an adjusted loss from operations of $2.9 million, due primarily to the decrease in gross profit in the full service center-based child care segment, partially offset by growth in back-up care and educational advisory services. Adjusted net income* decreased by $49.6 million, or 98%, to $1.3 million, due to the decrease in income from operations, partially offset by a lower effective tax rate. Diluted adjusted earnings per common share* was $0.02 for the third quarter of 2020 compared to $0.86 in the same 2019 period.
As of September 30, 2020, the Company operates 1,026 child care and early education centers with the capacity to serve approximately 115,000 children and their families. As described above, approximately 900 child care centers with the capacity to serve approximately 100,000 children remained open or have re-opened after the temporary center closures due to the COVID-19 pandemic.
*Adjusted EBITDA, adjusted income (loss) from operations, adjusted net income and diluted adjusted earnings per common share are non-GAAP measures. Adjusted EBITDA represents earnings (loss) before interest, taxes, depreciation, amortization, the excess of lease expense over cash lease expense (prior to fiscal 2020), stock-based compensation expense, impairment costs including costs incurred due to the impact of COVID-19, transaction costs, other costs incurred due to the impact of COVID-19 including center closing costs, and duplicative corporate office costs. Adjusted income (loss) from operations represents income (loss) from operations before impairment costs, transaction costs, other COVID-19 related costs, and duplicative corporate office costs. Adjusted net income represents net income (loss) determined in accordance with GAAP, adjusted for stock-based compensation expense, amortization expense, impairment costs, transaction costs, other COVID-19 related costs, duplicative corporate office costs, and the income tax provision (benefit) thereon. Diluted adjusted earnings per common share is a non-GAAP measure, calculated using adjusted net income. These non-GAAP measures are more fully described and are reconciled from the respective measures determined under GAAP in “Presentation of Non-GAAP Measures” and the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”
2020 Outlook
At this time, the duration and scope of the ongoing business disruption, including the pace of enrollment ramping at re-opened centers and the re-opening of the remaining temporarily closed centers, cannot be predicted, and is dependent on many interdependent variables and decisions by government authorities and our client partners, as well as demand, economic trends, and developments in the persistence and treatment of COVID-19. As previously disclosed, the negative financial impact to our results and future financial or operational performance, including our annual performance for 2020, cannot be reasonably estimated. Therefore, we do not expect to provide financial guidance for the remainder of fiscal 2020.
We will continue to work with our local teams on the operational decisions and prudently manage our spending to support the current operations, while we continue to re-ramp enrollment and re-open the remainder of our business. While these are unprecedented circumstances, our value proposition to families, staff and clients remains consistent and strong — to provide high-quality child care and early education, dependent care, and workforce education services. These challenging times highlight our crisis management abilities, our critical role in the business continuity plans of our client partners, our leadership in developing and implementing enhanced health and safety protocols, and the value that our unique service offering provides to the families and clients we serve. We remain confident in our business model, the strength of our client partnerships, the strength of our balance sheet and liquidity position, and in our ability to respond to changing market conditions.
Conference Call
Bright Horizons Family Solutions will host an investor conference call today at 5:00 pm ET to discuss the third quarter 2020, and the Company’s updated business and near term operating expectations. Interested parties are invited to listen to the conference call by dialing 1-877-407-9039 or, for international callers, 1-201-689-8470, and asking for the Bright Horizons Family Solutions conference call moderated by Chief Executive Officer Stephen Kramer. Replays of the entire call will be available through November 26, 2020 at 1-844-512-2921, or, for international callers, 1-412-317-6671, conference ID #13698066. A link to the audio webcast of the conference call and a copy of this press release are also available through the Investor Relations section of the Company’s web site, www.brighthorizons.com.
Forward-Looking Statements
This press release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results may vary significantly from the results anticipated in these forward-looking statements, which can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts, including statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, operating expectations, effects of COVID-19 on our operations, the continued operation of currently open centers, our phased re-opening plans for temporarily closed center locations, permanent center closures, timing when remaining centers will re-open, timing to re-ramp enrollment and centers, impact of government mandates, cost-saving initiatives, contributions from our back-up care segment, future financial performance, and estimated effective tax rate and tax expense. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. The Company believes that these risks and uncertainties include, but are not limited to, prolonged disruptions to our operations as a result of required school and business closures and stay-at-home mandates in response to the COVID-19 pandemic, including current conditions and future developments in the public health arena; the impact of COVID-19 on the global economy; the availability or lack of government supports; changes in the demand for child care, dependent care and other workplace solutions, including variation in enrollment trends and lower than expected demand from employer sponsor clients as well as variations in return to work protocols; the possibility that acquisitions may disrupt our operations and expose us to additional risk; increased costs resulting from recommended or mandated enhanced health and safety protocols and physical distancing; our ability to pass on our increased costs; our indebtedness and the terms of such indebtedness; our ability to withstand seasonal fluctuations in the demand for our services; our ability to implement our growth strategies successfully; and other risks and uncertainties more fully described in the “Risk Factors” section of our Annual Report on Form 10-K filed February 27, 2020, and other factors disclosed from time to time in our other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.
Presentation of Non-GAAP Measures
In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements - adjusted EBITDA, adjusted income (loss) from operations, adjusted net income and diluted adjusted earnings per common share - which present operating results on a basis adjusted for certain items. The Company uses these non-GAAP measures as key performance indicators for the purpose of evaluating performance internally, and in connection with determining incentive compensation for Company management, including executive officers. Adjusted EBITDA is also used in connection with the determination of certain ratio requirements under our credit agreement. We also believe these non-GAAP measures provide investors with useful information with respect to our historical operations. These non-GAAP measures are not intended to replace, and should not be considered superior to, the presentation of our financial results in accordance with GAAP. The use of the terms adjusted EBITDA, adjusted income (loss) from operations, adjusted net income and diluted adjusted earnings per common share may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures. Adjusted EBITDA, adjusted income (loss) from operations, adjusted net income and diluted adjusted earnings per common share are reconciled from the respective measures under GAAP in the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”
About Bright Horizons Family Solutions Inc.
Bright Horizons® is a leading global provider of high-quality child care and early education, back-up care, and workplace education services. For more than 30 years, we have partnered with employers to support workforces by providing services that help working families and employees thrive personally and professionally. We operate approximately 1,000 child care centers in the United States, the United Kingdom, the Netherlands, and India and serve more than 1,200 of the world’s leading organizations. Bright Horizons’ child care centers, back-up child and elder care, and workforce education programs, including tuition program management, education advising, and student loan repayment, help employees succeed at each life and career stage. For more information, go to www.brighthorizons.com.
Contacts:

Investors:
Elizabeth Boland
Chief Financial Officer - Bright Horizons
eboland@brighthorizons.com
617-673-8125

Michael Flanagan
Senior Director of Investor Relations - Bright Horizons
michael.flanagan@brighthorizons.com
617-673-8720

Media:
Ilene Serpa
Vice President - Communications - Bright Horizons
iserpa@brighthorizons.com
617-673-8044

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(In thousands, except share data)
(Unaudited)

	Three Months Ended September 30,
	2020	%	2019	%
Revenue	$337,920	100.0%	$511,584	100.0%
Cost of services	282,749	83.7%	386,364	75.5%
Gross profit	55,171	16.3%	125,220	24.5%
Selling, general and administrative expenses	53,301	15.8%	53,964	10.5%
Amortization of intangible assets	7,797	2.3%	8,627	1.8%
Income (loss) from operations	(5,927)	(1.8)%	62,629	12.2%
Interest expense — net	(9,186)	(2.7)%	(10,955)	(2.1)%
Income (loss) before income tax	(15,113)	(4.5)%	51,674	10.1%
Income tax benefit (expense)	8,459	2.5%	(10,420)	(2.0)%
Net income (loss)	$(6,654)	(2.0)%	$41,254	8.1%

Earnings (loss) per common share:
Common stock — basic	$(0.11)		$0.71
Common stock — diluted	$(0.11)		$0.69

Weighted average common shares outstanding:
Common stock — basic	60,196,795		57,935,118
Common stock — diluted	60,196,795		59,132,689

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share data)
(Unaudited)

	Nine Months Ended September 30,
	2020	%	2019	%
Revenue	$1,138,015	100.0%	$1,541,402	100.0%
Cost of services	908,749	79.9%	1,149,614	74.6%
Gross profit	229,266	20.1%	391,788	25.4%
Selling, general and administrative expenses	159,917	14.1%	166,330	10.8%
Amortization of intangible assets	23,881	2.0%	25,086	1.6%
Income from operations	45,468	4.0%	200,372	13.0%
Interest expense — net	(28,521)	(2.5)%	(34,626)	(2.2)%
Income before income tax	16,947	1.5%	165,746	10.8%
Income tax benefit (expense)	7,490	0.6%	(33,123)	(2.2)%
Net income	$24,437	2.1%	$132,623	8.6%

Earnings per common share:
Common stock — basic	$0.41		$2.28
Common stock — diluted	$0.41		$2.24

Weighted average common shares outstanding:
Common stock — basic	59,253,044		57,820,596
Common stock — diluted	60,001,730		58,941,612

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$365,300	$27,872
Accounts receivable — net	150,099	148,855
Prepaid expenses and other current assets	100,098	52,161
Total current assets	615,497	228,888
Fixed assets — net	606,831	636,153
Goodwill	1,409,040	1,412,873
Other intangible assets — net	281,226	304,673
Operating lease right-of-use assets	717,951	700,956
Other assets	42,976	46,877
Total assets	$3,673,521	$3,330,420
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$10,750	$10,750
Accounts payable and accrued expenses	178,516	167,059
Current portion of operating lease liabilities	94,431	83,123
Deferred revenue and other current liabilities	221,130	222,358
Total current liabilities	504,827	483,290
Long-term debt — net	1,022,489	1,028,049
Operating lease liabilities	727,716	685,910
Deferred income taxes	66,247	58,940
Other long-term liabilities	125,129	102,963
Total liabilities	2,446,408	2,359,152
Total stockholders’ equity	1,227,113	971,268
Total liabilities and stockholders’ equity	$3,673,521	$3,330,420

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$24,437	$132,623
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	83,173	80,427
Impairment losses	20,737	—
Stock-based compensation expense	15,138	12,339
Deferred income taxes	8,408	4,085
Other non-cash adjustments — net	(206)	66
Changes in assets and liabilities	18,166	42,890
Net cash provided by operating activities	169,853	272,430
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets — net	(44,497)	(70,161)
Payments and settlements for acquisitions — net of cash acquired	(8,101)	(30,841)
Proceeds from the maturity of debt securities and sale of other investments	10,247	—
Purchases of debt securities and other investments	(6,106)	(20,090)
Purchase of equity method investment	—	(5,772)
Net cash used in investing activities	(48,457)	(126,864)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from stock issuance — net of issuance costs	249,808	—
Revolving credit facility — net	—	(117,858)
Principal payments of long-term debt	(8,063)	(8,063)
Payments for debt issuance costs	(2,818)	—
Purchase of treasury stock	(32,658)	(12,023)
Taxes paid related to the net share settlement of stock options and restricted stock	(8,896)	(6,531)
Proceeds from issuance of common stock upon exercise of options and restricted stock upon purchase	27,087	21,506
Payments of deferred and contingent consideration for acquisitions	(1,088)	(4,200)
Net cash provided by (used in) financing activities	223,372	(127,169)
Effect of exchange rates on cash, cash equivalents and restricted cash	286	34
Net increase in cash, cash equivalents and restricted cash	345,054	18,431
Cash, cash equivalents and restricted cash — beginning of period	31,192	38,478
Cash, cash equivalents and restricted cash — end of period	$376,246	$56,909

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Full service center-based child care	Back-up care	Educational advisory and other services	Total
Three Months Ended September 30, 2020
Revenue	$220,136	$93,050	$24,734	$337,920
Income (loss) from operations	(60,389)	46,464	7,998	(5,927)
Adjusted income (loss) from operations (1)	(57,342)	46,464	7,998	(2,880)
As a percentage of revenue	(26)%	50%	32%	(1)%

Three Months Ended September 30, 2019
Revenue	$410,789	$80,059	$20,736	$511,584
Income from operations	36,961	19,711	5,957	62,629
Adjusted income from operations (2)	37,154	19,711	5,957	62,822
As a percentage of revenue	9%	25%	29%	12%
(1) Adjusted income (loss) from operations for the full service center-based child care segment represents income (loss) from operations excluding impairment costs incurred due to the impact of COVID-19 on our operations of $1.7 million for fixed assets and operating lease right-of-use assets, $0.7 million in costs primarily associated with the closure of centers, including related severance and facilities costs, and $0.7 million of occupancy costs incurred for our new corporate headquarters during the construction period, which represent duplicative corporate office costs in 2020.
(2) Adjusted income from operations represents income from operations excluding $0.2 million of expenses incurred in connection with completed acquisitions, which have been allocated to the full service center-based child care segment.

	Full service center-based child care	Back-up care	Educational advisory and other services	Total
Nine Months Ended September 30, 2020
Revenue	$768,833	$303,121	$66,061	$1,138,015
Income (loss) from operations	(115,484)	143,824	17,128	45,468
Adjusted income (loss) from operations (1)	(89,795)	145,952	17,128	73,285
As a percentage of revenue	(12)%	48%	26%	6%

Nine Months Ended September 30, 2019
Revenue	$1,267,689	$214,802	$58,911	$1,541,402
Income from operations	130,318	55,262	14,792	200,372
Adjusted income from operations (2)	130,511	55,695	14,792	200,998
As a percentage of revenue	10%	26%	25%	13%
(1) Adjusted income (loss) from operations for the full service center-based child care segment represents income (loss) from operations excluding impairment costs incurred due to the impact of COVID-19 on our operations of $18.6 million for fixed assets and operating lease right-of-use assets, $5.1 million in costs primarily associated with the closure of centers, including related severance and facilities costs, and $2.0 million of occupancy costs incurred for our new corporate headquarters during the construction period, which represent duplicative corporate office costs in 2020. Adjusted income from operations for the back-up care segment represents income from operations excluding impairment costs incurred of $2.1 million related to an equity investment due to the impact of COVID-19.
(2) Adjusted income from operations represents income from operations excluding $0.6 million of expenses incurred in connection with completed acquisitions, which have been allocated to the full service center-based childcare and back-up care segments.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
NON-GAAP RECONCILIATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income (loss)	$(6,654)	$41,254	$24,437	$132,623
Interest expense — net	9,186	10,955	28,521	34,626
Income tax expense (benefit)	(8,459)	10,420	(7,490)	33,123
Depreciation	19,496	18,453	59,292	55,341
Amortization of intangible assets (a)	7,797	8,627	23,881	25,086
EBITDA	21,366	89,709	128,641	280,799
As a percentage of revenue	6.3%	17.5%	11.3%	18.2%
Additional Adjustments:
COVID-19 related costs (b)	2,362	—	25,768	—
Stock-based compensation expense (c)	5,700	4,721	15,138	12,339
Other costs (d)	685	193	2,049	626
Non-cash operating lease expense (e)	—	136	—	718
Total adjustments	8,747	5,050	42,955	13,683
Adjusted EBITDA	$30,113	$94,759	$171,596	$294,482
As a percentage of revenue	8.9%	18.5%	15.1%	19.1%

Income (loss) from operations	$(5,927)	$62,629	$45,468	$200,372
COVID-19 related costs (b)	2,362	—	25,768	—
Other costs (d)	685	193	2,049	626
Adjusted income (loss) from operations	$(2,880)	$62,822	$73,285	$200,998
As a percentage of revenue	(0.9)%	12.3%	6.4%	13.0%

Net income (loss)	$(6,654)	$41,254	$24,437	$132,623
Income tax expense (benefit)	(8,459)	10,420	(7,490)	33,123
Income (loss) before income tax	(15,113)	51,674	16,947	165,746
Amortization of intangible assets (a)	7,797	8,627	23,881	25,086
COVID-19 related costs (b)	2,362	—	25,768	—
Stock-based compensation expense (c)	5,700	4,721	15,138	12,339
Other costs (d)	685	193	2,049	626
Adjusted income before income tax	1,431	65,215	83,783	203,797
Adjusted income tax expense (f)	(172)	(14,367)	(12,433)	(46,679)
Adjusted net income	$1,259	$50,848	$71,350	$157,118
As a percentage of revenue	0.4%	9.9%	6.3%	10.2%

Weighted average common shares outstanding — diluted	60,196,795	59,132,689	60,001,730	58,941,612
Diluted adjusted earnings per common share	$0.02	$0.86	$1.19	$2.67

(a)Represents amortization of intangible assets, including $5.0 million and $4.8 million for the three months ended September 30, 2020 and 2019, respectively, and $15.0 million and $14.2 million for the nine months ended September 30, 2020 and 2019, respectively, associated with intangible assets recorded in connection with our going private transaction in May 2008.
(b)COVID-19 related costs represent impairment costs for long-lived assets and investments, and other costs incurred as a result of the impact of COVID-19 on our operations and related management actions. For the three months ended September 30, 2020, impairment costs totaled $1.7 million in the full service center-based child care segment, and for the nine months ended September 30, 2020, impairment costs totaled $20.7 million, of which $18.6 million related to the full service center-based child care segment, and $2.1 million related to the back-up care segment. Other COVID-19 related costs totaled $0.7 million and $5.1 million for the three and nine months ended September 30, 2020, respectively, and were primarily associated with the closure of centers, including severance and facilities costs.
(c)Represents non-cash stock-based compensation expense in accordance with Accounting Standards Codification Topic 718, Compensation-Stock Compensation.
(d)Other costs in the three and nine months ended September 30, 2020 relate to occupancy costs incurred for our new corporate headquarters during the construction period, which represent duplicative office costs in 2020 while we also continue to carry the costs for our existing corporate headquarters. Other costs in the three and nine months ended September 30, 2019 relate to transaction costs incurred in connection with completed acquisitions.
(e)Represents the excess of lease expense over cash lease expense (for periods prior to fiscal 2020).
(f)Represents income tax expense calculated on adjusted income before income tax at an effective tax rate of approximately 12% and 15% for the three and nine months ended September 30, 2020, respectively, and approximately 23% for 2019. The tax rate for 2020 represents a tax rate of approximately 29% applied to the expected adjusted income before income tax, less the estimated effect of excess tax benefits related to equity transactions. However, the jurisdictional mix of the expected adjusted income before income tax for the full year, and the timing and volume of the tax benefits associated with future equity activity will affect these estimates and the estimated effective tax rate for the year.